UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) off The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2012

GREENESTONE HEALTHCARE CORPORATION
(Exact name of registrant as specified in charter)

Colorado	000-15078	84-1227328
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 300, 5734 Yonge Street North York, Ontario, Canada	M2M 4E7
(Address of principal executive offices)	(Zip Code)

(416) 222-5501
Registrant’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Section 8 – Other Events

Item 8.01           Other Events

On May 31, 2012, The Board of Greenestone Healthcare Corporation met and approved the following actions:

The Board approved the implementation of a stock option plan for officers and directors and asked management to bring forward a plan that allows for up to one million shares of stock to be issued under the plan at an option price of $1.00 for a maximum term of 2 years.  The final plan is to be submitted to the Board for approval.

The Board approved management to explore the possibility of purchase of the Company’s Bala Ontario property.  Under the terms of the Company’s lease on the property, the Company has an option to purchase until April 2016.  The Company’s President, and CEO, is the owner of the property and has offered to take some, or all, of the payment of the purchase in stock.  The Board has given the management permission to have the property appraised and to enter into negotiations for purchase of the property; subject to approval by the Board.  Under the lease, the option price for the purchase of the property has a cap of $10,000,000 for the purchase price. The Board has requested 10,000,000 shares, at a price of $1.00 per share, be set aside for the purchase.  The Board could consider the payment of some, or all, of the purchase price to be paid by issuance of stock to the property owner.

The Board has approved the issuance of stock for conversion of existing debt that ranges in age from 2003 to 2011.  The total stock approved for issuance is 10,245,967 (5,050,000 free trading; the remainder restricted) which is to be issued immediately.

The Board has also authorized the management to negotiate with outside investors a joint venture for the launch of a standalone eating disorder clinic.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREENESTONE HEALTHCARE CORPORATION

Date: June 15, 2012	By:	/s/ Shawn Leon
Shawn Leon, President & C.E.O.